EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-158754 on Form S-3 and Registration Statements on Form S-8 for the Steelcase Inc. Deferred Compensation Plan (Registration No. 333-84689) and the Steelcase Inc. Incentive Compensation Plan (Registration Nos. 333-46711, 333-50964, 333-102361 and 333-146530) of our reports dated April 16, 2015, relating to the financial statements and financial statement schedule of Steelcase Inc., and the effectiveness of Steelcase Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Steelcase Inc. for the year ended February 27, 2015.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Grand Rapids, Michigan
April 16, 2015